As filed with the Securities and Exchange Commission on January 29, 2013

Registration No. 333-20879
Registration No. 333-20881
Registration No. 333-91328
Registration No. 333-141669

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-20879
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-20881
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-91328
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-141669

RALCORP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

MISSOURI	43-1766315
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

800 Market Street, Suite 2900, St. Louis, Missouri 63101
(Address, including zip code, of registrant’s principal executive offices)

Amended and Restated Ralcorp Holdings, Inc. Incentive Stock Plan
Ralcorp Holdings, Inc. Amended and Restated 2002 Incentive Stock Plan
Amended and Restated Ralcorp Holdings, Inc.  2007 Incentive Stock Plan
Ralcorp Holdings, Inc. Savings Investment Plan
Ralcorp Holdings, Inc. Executive Savings Investment Plan
Ralcorp Holdings, Inc. Deferred Compensation Plan for Key Employees
(Full title of the Plan)

Colleen Batcheler
Executive Vice President, General Counsel and Corporate Secretary
ConAgra Foods, Inc.
One ConAgra Drive
Omaha, NE 68102-5001
(402) 240-4000

With a copy to:
Lyn Rhoten
Senior Counsel
ConAgra Foods, Inc.
One ConAgra Drive
Omaha, NE 68102-5001
(402) 240-4000
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [X]	Accelerated filer [ ]

Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

Deregistration of Securities

This Post-Effective Amendment  (this “Amendment”) relates to each of the following Registration Statements of Ralcorp Holdings, Inc., a Missouri corporation (the “Registrant”) on Form S-8 (collectively, the “Registration Statements”):

•
Registration Statement No. 333-20879, filed with the Securities and Exchange Commission on January 31, 1997 and amended on June 27, 2002, registering the offer and sale of 2,900,000 shares of Registrant’s Common Stock, par value $0.01 per share (the “Common Stock”) and $1,000,000 in deferred compensation obligations of the Registrant, issuable pursuant to the Amended and Restated Ralcorp Holdings, Inc. Incentive Stock Plan and the Ralcorp Holdings, Inc. Deferred Compensation Plan for Key Employees.

•
Registration Statement No. 333-20881, filed with the Securities and Exchange Commission on January 31, 1997, registering the offer and sale of 5,000,000 shares of Common Stock and $1,000,000 in deferred compensation obligations of the Registrant, issuable pursuant to the Ralcorp Holdings, Inc. Savings Investment Plan and the Ralcorp Holdings, Inc. Executive Savings Investment Plan, and an indeterminate amount of interests to be offered or sold pursuant to the Ralcorp Holdings, Inc. Savings Investment Plan.

•
Registration Statement No. 333-91328, filed with the Securities and Exchange Commission on June 27, 2002 and amended on March 29, 2007, registering the offer and sale of 2,135,136 shares of Common Stock and $7,000,000 in deferred compensation obligations, issuable pursuant to the Ralcorp Holdings, Inc. Amended and Restated 2002 Incentive Stock Plan and the Ralcorp Holdings, Inc. Deferred Compensation Plan for Key Employees.

•
Registration Statement No. 333-141669, filed with the Securities and Exchange Commission on March 29, 2007, registering the offer and sale of 1,979,507 shares of Common Stock and $2,578,731 in deferred compensation obligations, issuable pursuant to the Amended and Restated Ralcorp Holdings, Inc. 2007 Incentive Stock Plan and the Ralcorp Holdings, Inc. Deferred Compensation Plan for Key Employees.

This Amendment is being filed to deregister any and all unsold securities registered pursuant to, and to terminate the effectiveness of, each of the Registration Statements.  On January 29, 2013, pursuant to an Agreement and Plan of Merger, dated as of November 26, 2012 by and among the Registrant, ConAgra Foods, Inc. (“ConAgra Foods”) and Phoenix Merger Sub Inc. (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), and the Registrant became a wholly owned subsidiary of ConAgra Foods.

As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated.  In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any and all of the securities which remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statements by deregistering shares of Common Stock registered under the Registration Statements in the amounts as set forth above.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Louis, State of Missouri, January 29, 2013.

RALCORP HOLDINGS, INC.

By:	/s/ Scott Monette
	Name:	Scott Monette
	Title:	Corporate Vice President & Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments to the Registration Statements have been signed by the following persons on January 29, 2013:

SIGNATURE	TITLE

/s/ Kevin J. Hunt	Chief Executive Officer and President
Kevin J. Hunt	(Principal Executive Officer)

/s/ Scott Monette	Corporate Vice President and Chief Financial Officer
Scott Monette	(Principal Financial and Accounting Officer)

/s/ Colleen Batcheler	Director
Colleen Batcheler

/s/ Leo A. Knowles	Director
Leo A. Knowles

/s/ Scott E. Messel	Director
Scott E. Messel